EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
            For the three months ended March 31, 1998
                   (in millions, except ratio)

                                                              1998
                                                              ----
Earnings:
   Income before taxes on income                         $   420.6
   Minority interests' share of earnings of majority-
       owned subsidiaries without fixed charges                (.6)
   Equity income                                             (10.6)
   Fixed charges                                              52.3
   Proportionate share of income (loss) of 50%-owned
     persons                                                   9.3
   Distributed income of less than 50%-owned persons           -
   Amortization of capitalized interest                        5.0
                                                           -------

      Total earnings                                     $   476.0
                                                           -------

Fixed Charges:
   Interest expense:
      Consolidated                                       $    39.2
      Proportionate share of 50%-owned persons                  .8
                                                           -------
                                                              40.0
                                                           -------

   Amount representative of the interest factor in rents:
      Consolidated                                            10.2
      Proportionate share of 50%-owned persons                  .1
                                                           -------
                                                              10.3
                                                           -------

   Fixed charges added to earnings                            50.3

   Interest capitalized:
      Consolidated                                             2.0
      Proportionate share of 50%-owned persons                 -
                                                           -------
                                                               2.0
                                                           -------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                              -
                                                           -------

      Total fixed charges                                $    52.3
                                                           =======

Ratio of earnings to fixed charges                             9.1
                                                           =======
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